Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 5, 2011, with respect to the financial statements of GreenHaven Commodity Services, LLC (the “Company”) included in the Form 8-K of GreenHaven Continuous Commodity Index Fund (the “Fund”) as of December 31, 2010 and 2009 and for the three years in the period then ended. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Fund on Form S-3 (File No. 333-170917, effective January 14, 2011).
/s/ GRANT THORNTON LLP
Atlanta, Georgia
April 5, 2011